EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-229047, 333-232858, 333-235446, 333-262407 and 333-267637 on Form S-1, Registration Statement Nos. 333-224061, 333-224893, 333-239641, 333-252659, 333-264425, and 333-271082 on Form S-3, Registration Statement Nos. 333-204215, 333-210023, 333-216545, 333-223805, 333-232072, 333-237438, 333-256599, 333-265322, 333-272201, and 333-283407 on Form S-8, and Registration Statement No. 333-284972 on Form S-4 of our report dated March 25, 2025, relating to the financial statements of Arcadia Biosciences, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Tempe, Arizona

March 25, 2025